Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-280153) and Form S-8 (No. 333-216639 and No. 333-240082) of our report dated March 27, 2025, relating to the consolidated financial statements of BeyondSpring Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Marcum LLP

Costa Mesa, CA

March 27, 2025